As filed with the Securities and Exchange Commission on March 28, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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First Trust High Income Long/Short Fund

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For Financial Advisor Use Only – Not for Further Distribution

We are reaching out to you regarding your clients invested in the First Trust High Income Long/Short Fund (“FSD”) and/or First Trust/abrdn Global Opportunity Income Fund (“FAM”).  We have included below and in the attached some important information for your clients to consider in connection with the proposed reorganizations of FSD and FAM with an into abrdn Income Credit Strategies Fund (“ACP”), which is scheduled to be voted upon at the upcoming special meetings on April 18, 2024.

•	ACP has a history of trading at a narrow discount to NAV (as of March 26, 2024, the 52-week average trading discount of ACP, FSD and FAM was –3.24%, –9.75% and –9.85%, respectively). As of March 26, 2024, FSD traded at a –5.65% discount, FAM at a –4.53% discount, while ACP traded at a –2.18% discount.
•	As of March 26, 2024, and over the one-year period ended March 26, 2024, ACP had a higher distribution rate relative to that of FSD and FAM. Additionally, historically over the past five-years ended October 2023, each of FAM and FSD had a higher return of capital as a percentage of the total distribution versus that of ACP.
•	After the consummation of the reorganizations, ACP would be bigger and more visible based on size than FSD/FAM currently, which may further improve trading and liquidity experienced by shareholders, as well as engender greater market visibility, analyst and media coverage attracting more buyers and increasing trading of fund shares.
•	ISS recommends shareholders vote FOR each reorganization.

Please see the attached talking points for additional information regarding the proposed reorganizations, or reach out to your contact at First Trust with any questions.

Not for inspection by, distribution or quotation to, the general public.  The foregoing is for financial advisor use only and not for further distribution.

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any fund, nor is it a solicitation of any proxy.

To receive a free copy of a Proxy Statement/Prospectus relating to the proposed Reorganization of FSD with and into ACP and FAM with and into ACP, please call the following at First Trust: Jeff Margolin (630) 517-7643, Daniel Lindquist (630) 765-8692, and Chris Fallow (630) 517-7628.  The foregoing and accompanying attachment is qualified in its entirety by reference to the Proxy Statement/Prospectus. The Proxy Statement/Prospectus contains important information about fund objectives, strategies, fees, expenses and risk considerations, and therefore you are advised to read it. The Proxy Statement/Prospectus and shareholder reports and other information are or will also be available for free on the SEC's website (www.sec.gov). Please read any Proxy Statement/Prospectus carefully before making any decision to invest or to approve the Reorganization.

Contents of this communication and the accompanying attachment may contain information regarding past performance, market opinions, competitor data, projections, forecasts and other forward-looking statements. While the information presented has been obtained from sources First Trust deems to be reliable, this data is subject to unintentional errors, omissions and changes prior to distribution without notice.

Your clients should consider the investment objectives, risks, charges and expenses of FSD and FAM, as applicable, and ACP carefully before voting, which are contained in the Proxy Statement/Prospectus.  Please instruct your clients to read the Proxy Statement/Prospectus carefully before voting.

FOR FINANCIAL ADVISOR USE ONLY – NOT FOR FURTHER DISTRIBUTION

First Trust High Income Long/Short Fund

First Trust/abrdn Global Opportunity Income Fund

First Trust Advisors L.P. (“First Trust”) has announced the following reorganizations, which must be approved by shareholders of the respective fund in order to occur:

Acquired Fund	Acquiring Fund
First Trust High Income Long/Short Fund (“FSD”) Cusip: 33738E109	abrdn Income Credit Strategies Fund (“ACP”) Cusip: 003057106
First Trust/abrdn Global Opportunity Income Fund (“FAM”) Cusip: 337319107

What is happening?

•	On October 23, 2023, the board of trustees of each of FSD and FAM (the “Board”) approved an Agreement and Plan of Reorganization with respect to each of FSD and FAM, which provide for the reorganization of FSD with and into ACP as well as FAM with and into ACP (each a “Reorganization” and collectively, the “Reorganizations”).
o	With respect to FSD, its agreement provides for the transfer of all of the assets of FSD to ACP in exchange solely for newly issued common shares of beneficial interest of ACP (although cash may be distributed in lieu of fractional shares of ACP) and the assumption by ACP of all of the liabilities of FSD.
o	With respect to FAM, its agreement provides for the transfer of all of the assets of FAM to ACP in exchange solely for newly issued common shares of beneficial interest of ACP (although cash may be distributed in lieu of fractional shares of ACP) and the assumption by ACP of all of the liabilities of FAM.
•	On April 18, 2024, a special meeting of shareholders will take place at First Trust’s offices to vote on the approval of the proposed Agreement and Plan of Reorganization for each of FSD and FAM.
•	Institutional Shareholder Services, the leading independent proxy advisory firm, has recommended that shareholders vote FOR the approval of each Reorganization.
•	Each Reorganization is not contingent on the approval or consummation of the other Reorganization.

What are the potential benefits of the Reorganizations?

•	With respect to the Reorganization of FSD with and into ACP:
o	Higher Distribution Rate: ACP has a higher distribution rate than FSD. ACP pays a monthly distribution of $0.10 per share, which based on the market value and net asset value (“NAV”) as of February 29, 2024, represents an annualized distribution rate of 17.7% and 17.0%, respectively. FSD pays a monthly distribution of $0.105 per share, which based on market prices and NAV as of February 29, 2024, is an annualized distribution rate of 10.64% and 9.91%, respectively.

o	Narrower Trading Discount: As of March 26, 2024, ACP has a history of trading at a narrow trading discount to NAV, and even to a premium to NAV, over the last three years, while FSD has traded at a more persistent discount. As of March 26, 2024, FSD was trading at a –5.65% discount to NAV whereas ACP was trading at a –2.18% discount to NAV. If these trading discount differences persist, the Reorganization would result in positive total return for existing shareholders on the Reorganization date.
o	Trading: Shares of ACP trade at high volumes and at a tighter bid/ask spread percentage than those of FSD. After the Reorganization, shareholders of FSD should be provided better liquidity to add to or exit their investment on a moving forward basis.
•	With respect to the Reorganization of FAM with and into ACP:
o	Higher Distribution Rate: ACP has a higher distribution rate than FSD. ACP pays a monthly distribution of $0.10 per share, which based on the market value and NAV as of February 29, 2024, represents an annualized distribution rate of 17.7% and 17.0%, respectively. FAM pays a monthly distribution of $0.06 per share, which based on market prices and NAV as of February 29, 2024, is an annualized distribution rate of 11.23% and 10.60%, respectively.
o	Narrower Trading Discount: As of March 26, 2024, ACP has a history of trading at a narrow trading discount to NAV, and even to a premium to NAV, over the last three years, while FAM has traded at a more persistent discount, especially over the last 12 months. As of March 26, 2024, FAM was trading at a –4.53% discount to NAV whereas ACP was trading at a –2.18% discount to NAV. If these trading discount differences persist, the Reorganization would result in positive total return for existing shareholders on the merger date.
o	Performance: While ACP and FAM utilize different investment strategies, ACP has outperformed FAM on a NAV basis over the 1-, 3-, and 5-year period as of February 29, 2024.

How different are FSD and ACP?

•	FSD and ACP have some substantial differences. FSD’s primary investment objective is to provide current income, with a secondary objective of capital appreciation. ACP’s primary investment objective is to seek a high level of current income with a secondary objective of capital appreciation. FSD and ACP’s investment strategies are similar in that they invest in high-yield fixed income securities, however there are some substantial differences in the investment strategies implemented to achieve their respective investment objectives and accompanying risks. FSD seeks to achieve its investment objectives by investing, under normal market conditions, a majority of its assets in a diversified portfolio of U.S. and foreign high-yield corporate fixed-income securities of varying maturities that are rated below investment grade at the time of purchase. Additionally, FSD maintains both long and short positions in securities under normal market conditions as part of its investment strategy. ACP is a high-yield debt fund that is permitted to invest in a variety of US and foreign-issued debt instruments and may utilize derivatives and hedging techniques to achieve its investment objectives. ACP may invest in lower rated bonds in the high yield sector as compared to FSD. Each of FSD and ACP may utilize leverage. ACP offers preferred shares while FSD does not.

How different are FAM and ACP?

•	FAM and ACP have some substantial differences, however the investment objectives of each fund are materially the same. Each of FAM and ACP’s primary investment objective is to seek a high level of current income with a secondary objective of capital appreciation. FAM and ACP’s investment strategies are similar in that they invest in high-yield fixed income securities, however there are some substantial differences in the investment strategies implemented to achieve their respective investment objectives, and accompanying risks. FAM seeks to achieve its investment objectives by investing, under normal circumstances, substantially all of its Managed Assets in a diversified portfolio of fixed-income securities, including government and corporate bonds, of U.S. and non-U.S. issuers, and invests primarily in emerging markets. ACP is a high-yield debt fund that is permitted to invest in a variety of US and foreign-issued debt instruments and may utilize derivatives and hedging techniques to achieve its investment objectives. ACP may invest in in high-yield securities without limitation while FAM may only invest up to 60% of its managed assets in such securities. While FAM invests in high-yield fixed income securities, its current weighted average is in investment grade bonds, and ACP invests more of its assets in lower rated bonds in the high yield sector. Each of FAM and ACP may utilize leverage. ACP offers preferred shares while FAM does not.

What are the tax implications of the Reorganizations?

•	It is expected that shareholders of each of FSD and FAM will not recognize any gain or loss for federal income tax purposes as a result of the exchange of their respective shares for shares of ACP (except with respect to cash received in lieu of fractional shares of ACP). The portfolio re-positioning and de-levering associated with the Reorganizations may result in capital gains or losses, which may have federal income tax consequences. No sales of portfolio securities are anticipated after the Reorganization as it relates to FSD.

Not for inspection by, distribution or quotation to, the general public. The foregoing is for financial advisor use only and not for further distribution.

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any fund, nor is it a solicitation of any proxy.

To receive a free copy of a Proxy Statement/Prospectus relating to the proposed Reorganization of FSD with and into ACP and FAM with and into ACP, please call the following at First Trust: Jeff Margolin (630) 517-7643, Daniel Lindquist (630) 765-8692, and Chris Fallow (630) 517-7628. The foregoing is qualified in its entirety by reference to the Proxy Statement/Prospectus. The Proxy Statement/Prospectus contains important information about fund objectives, strategies, fees, expenses and risk considerations, and therefore you are advised to read it. The Proxy Statement/Prospectus and shareholder reports and other information are or will also be available for free on the SEC's website (www.sec.gov). Please read any Proxy Statement/Prospectus carefully before making any decision to invest or to approve the Reorganization.

Contents of this communication may contain information regarding past performance, market opinions, competitor data, projections, forecasts and other forward-looking statements. While the information presented has been obtained from sources First Trust deems to be reliable, this data is subject to unintentional errors, omissions and changes prior to distribution without notice.

Your clients should consider the investment objectives, risks, charges and expenses of FSD and FAM, as applicable, and ACP carefully before voting, which are contained in the Proxy Statement/Prospectus. Please instruct your clients to read the Proxy Statement/Prospectus carefully before voting.